Exhibit 99

BSD Software, Inc. Signs Share Exchange Agreement with Revenue Generating State of the Art Voice Over IP Provider, Triton Global Business Services, Inc. Thursday October 24, 12:44 am ET

BOCA RATON, Fla.--(BUSINESS WIRE)--Oct. 24, 2002--BSD Software, Inc. (OTCBB:BSDS) is pleased to announce the signing of a share exchange agreement with the principal shareholders of Triton Global Business Services, Inc., a Canadian company based in Calgary, Alberta.

Under the terms of this agreement, in excess of 90% of the issued and outstanding shares of common stock of Triton will be exchanged for common shares of BSD Software. As a condition of the Agreement, as soon as practicable following the completion of the exchange offer, BSD Software will make an exchange offer on the same terms to the remaining shareholders of Triton. Triton will be operated as a subsidiary of BSD Software.

Completion of the share exchange pursuant to the agreement is subject to the satisfaction of certain conditions. There can be no assurances that these conditions will be satisfied.

After giving effect to the two share exchange transactions, BSD Software will have a total of approximately 32,593,000 shares issued and outstanding, of which 30,700,000 shares will be restricted securities. BSD Software currently has no options outstanding and will have approximately 18,000,000 additional shares available for future issuance.

"After a very lengthy comprehensive search, we are delighted to conclude this exciting transaction with Triton which, through its wholly-owned subsidiary, Triton Global Communications, Inc., is a leading provider of live and automated telephone information services," said Jeffrey Spanier, President of BSD Software, Inc.

With the implementation of a proprietary, Voice over IP (VOIP) Platform, Triton's customers will have access to an emerging suite of web-based services. Enhanced services include "live agent" e-business fulfillment, mobile and telematic information services. Triton's multi-lingual agents will provide services to 15 vertical markets in up to 150 languages to or from any global location that has internet access. These proprietary services have been designed to target the global customer who demands lower costs and superior service.

Triton, after 5 years of development, presently operates throughout North America and, to a limited extent, other parts of the world and has plans to rapidly expand its services in Europe and Asia.

Triton is currently enjoying an annual revenue run rate of over $10 million dollars and is expecting an exponential growth curve over the next twelve months.

After completion of the initial share exchange, Jeffrey Spanier will resign as President while retaining his role as director of BSD Software. Guy Fietz, Triton's founder, will succeed Mr. Spanier as President.

Mr. Fietz has been in the telecommunications industry for over five years and established Triton as a successful telco billing services company. Mr. Fietz had the vision to see a gap in telco billing services and strategically developed a system that addressed this market need. He was instrumental in bringing together a qualified team to develop advanced processing technologies and a sophisticated software/hardware approach specifically for telecommunications billing systems.

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With this share  exchange  agreement  executed,  the  management  team of Triton
Global Business Services is well positioned to execute its business strategies and handle the growth well into the future. Triton has also developed a significant network of International Sales Agents.

Following are the names and backgrounds of various members of the Triton management team:

Michiel L. Bridges, E.V.P. International Sales

     *   E.V.P. International Operator Services for QUEST Communications
     *   V.P. Sales and Operations for ITT Chernow / Metromedia / LDDS WORLDCOM
     * Executive V.P. of Sales for Hotel Connect, the largest hospitality retailer in the U.S.

Robin Legg, V.P. Business Development

     *   E.V.P. Business Development BELL CANADA INTERNATIONAL (U.S.)
     *   A.V.P. NORTEL NETWORKS (Saskatchewan)
     *   Regional Director NORTEL NETWORKS (Western Canada)

Russell Seib, Chief Operating Officer

     *   Director of Sales/Operations for NAVIGATA COMMUNICATIONS
         (Sasktel International)
     *   Client   Relationship   Manager  for  SPRINT   CANADA,   managing  key
         relationships for CP Group, Compaq Global and Chevron
     *   Manager Business Development for TELUS/STENTOR (Verizon)

Linda Krawczyk, CGA Controller

     *   Finance Manager for NORTEL NETWORKS
     *   Manager - Business Development for NORTEL NETWORKS
     *   Senior Program Manager for TELUS

Forward-looking Statements

The statements made in this press release are forward- looking and are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risk include, but or not limited to, the ability to complete the proposed share exchange or any other acquisitions, the ability of Triton or the company to execute effectively its business plan, changes in the market for Triton Global business services, changes in the market activity, anticipated increases in customers, seasonality, the development of new products and services, the enhancement of existing products and services, competitive pressures (including price competition), systems failures, economic and political conditions, changes in customer behavior and the introduction of competing products having technological and /or other advantages. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Statements made in this document that are not purely historical are forward-looking statements, including any statements as to beliefs, plans, expectations, or intentions regarding the future. The company assumes no obligation to update information concerning its expectations.

Contact:
     Triton Global Business Services, Inc.
     Guy Fietz, 403/257-7090